UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

RCN Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16805	22-3498533
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

196 Van Buren Street Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

(703) 434-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K fling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2005, RCN Corporation (collectively, with its direct and indirect subsidiaries, “RCN”), entered into an agreement with Stephen Bogiages dated as of December 22, 2005 (the “Separation Agreement”), in order to confirm the termination of Mr. Bogiages’ employment with RCN and its affiliates.

Pursuant to the Separation Agreement, Mr. Bogiages ceased to serve as General Counsel of RCN on December 12, 2005 and will continue to serve as an employee on the RCN payroll until January 1, 2006. In connection with such termination, upon Mr. Bogiages executing and not revoking a full and irrevocable release of claims against RCN and its affiliates through the date of the Separation Agreement, RCN has agreed to (i) pay Mr. Bogiages $92,500 in a cash lump sum, (ii) continue to provide Mr. Bogiages and his dependents with health and dental insurance coverage through the period ending July 31, 2006 and (iii) pay Mr. Bogiages a pro rata portion of his annual bonus for 2005. In addition, as to Mr. Bogiages’ outstanding options for RCN’s common stock, options for 29,333 shares of RCN’s common stock are to become fully vested and exercisable on May 24, 2006 and will expire and terminate on August 23, 2006. Mr. Bogiages’ remaining outstanding options were forfeited. RCN has also agreed to pay up to $6,834 for cancellation fees and expenses related to the cancellation of the lease for Mr. Bogiages’ apartment in Virginia and $3,926.25 for university courses taken by Mr. Bogiages with the approval of RCN in the 2005 fall semester. Mr. Bogiages shall not be entitled to any additional or duplicative severance benefits under the April 7, 2005 letter agreement entered into with RCN in connection with Mr. Bogiages commencing employment with RCN.

Item 1.02	Termination of a Material Definitive Agreement.

As described in Item 1.01, the letter agreement, dated April 7, 2005, entered into between RCN and Mr. Bogiages was terminated pursuant to the Separation Agreement entered into between RCN and Mr. Bogiages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN CORPORATION

By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	President and Chief Executive Officer

Date: December 29, 2005